                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                    -----------------------------------------





         We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 3, 2001 (except for Notes 9, 10 and 11 as to which the date is September 1, 2001) on the financial statements of Allied First Bank, sb (formerly known as Allied Pilots Association Federal Credit Union) as of June 30, 2001 and 2000 and for each of the years in the two-year period ended June 30, 2001 included in the Registration Statement Form SB-2 (Registration Number 333-69570) of Allied First Bancorp, Inc. filed on November 1, 2001.

                                               /s/ Crowe, Chizek and Company LLP
                                               ---------------------------------
                                                   Crowe, Chizek and Company LLP

         Oak Brook, Illinois
         May 6, 2002